FORM OF

NEW YORK COMMUNITY BANCORP, INC.
2012 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”), which includes this Notice and the attached Terms and Conditions, confirms the grant of Restricted Stock (the “Award”) by NEW YORK COMMUNITY BANCORP, INC. (the “Company”), to ____________________ (“Employee”), under the New York Community Bancorp, Inc. 2012 Stock Incentive Plan (the “Plan”) as follows:

Date of Grant:	______________________ (“Grant Date”)

Number of Shares:	______________________ (“Award Shares”)

Vesting:	[insert vesting schedule]

The Award is subject to the terms and conditions of the Plan and this Agreement, which includes the attached Terms and Conditions.

By signing below, the Company and Employee agree to the terms and conditions of this Agreement.
NEW YORK COMMUNITY BANCORP, INC.	EMPLOYEE

By:	[name]
Date:	Date:

NEW YORK COMMUNITY BANCORP, INC.
2012 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD

TERMS AND CONDITIONS

The following terms and conditions apply to the Award of Restricted Stock granted to the Employee by the Company as specified on the preceding page (the “Notice”), which is an integral part of this Agreement.

1.           Award of Shares. Under the terms of the Plan, the Company has granted to the Employee an Award of Restricted Stock, effective on the Grant Date. To evidence the Award and the terms, conditions, and restrictions thereof, the Company and the Employee have signed this Agreement.

2.           Period of Restriction and Vesting in the Award Shares.

(a)           Subject to earlier vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to each portion of the Award Shares is the period from the Award Date through the vesting dates provided on the Notice, provided the Employee remains employed with the Company or its Subsidiaries through such date.

(b)           Except as contemplated in Paragraph 2(c), the Award Shares, and the rights and privileges conferred hereby, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, during the Period of Restriction. Except as otherwise provided pursuant to Paragraph 2(c), the Award Shares as determined pursuant to Paragraph 2(a) shall become freely transferable by the Employee as of the last day of the relevant Period of Restriction.

(c)           Subject to earlier forfeiture as provided below, and subject to Paragraph 10 below, in the event that a Vesting Acceleration Event occurs while the Employee is an employee of the Company or one of its Subsidiaries, and prior to the end of the Period of Restriction applicable to any portion of the Award Shares, immediate vesting shall occur, the Period of Restriction shall end for such Award Shares, and the Award Shares shall be free of restrictions and freely transferable on the date of such Vesting Acceleration Event.

(d)           “Vesting Acceleration Event” means, while the Employee remains employed with the Company or a Subsidiary and prior to forfeiture of the Award Shares: (i) the occurrence of a Change in Control (as defined in the Plan), (ii) the Employee’s becoming disabled (as defined in the Plan), or (iii) the Employee’s death.

3.           Stock Issuance.

(a)           The Company shall issue the Award Shares either: (i) in certificate form, (ii) in book-entry form or (iii) in trust, in each case with notations as to any restrictions on transfer imposed under this Agreement.

(b)           Any certificates representing any of the Award Shares shall be held by the Company (or as otherwise directed by the Company) until the Period of Restriction with respect to any such Award Shares lapses, or until the Award Shares are forfeited hereunder.

(c)           As soon as administratively practicable after the Period of Restriction lapses for any of the Award Shares, the Company shall either remove the relevant notations for such Award Shares issued in book-entry form and deliver such shares as directed by the Employee or deliver to the Employee a certificate(s) evidencing the number of Award Shares as to which the Period of Restriction has lapsed.

4.           Voting Rights. During the Period of Restriction, the Employee may exercise full voting rights with respect to all of the Award Shares.

5.           Dividends and Other Distributions. During the Period of Restriction, subject to Paragraph 10, all dividends and other distributions paid with respect to the Award Shares in the Company’s Common Stock or other securities of the Company shall be held by the Company until payable or forfeited pursuant hereto. Such stock dividends and other stock distributions shall be subject to the same restrictions on transferability and vesting as the Award Shares with respect to which they were paid, and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions.  Unless otherwise determined by the Committee prior to the time a dividend is paid, dividends paid in cash shall be paid to the Employee at the same time as they are paid to other shareholders of the Company, and shall not be subject to any restrictions under this Agreement.

6.           Forfeiture on Termination of Employment. If the Employee’s employment with the Company and its Subsidiaries terminates for any reason prior to the end of the Period of Restriction and Paragraph 2(c) does not apply to any portion of the Award Shares then subject to restrictions, then any Award Shares subject to restrictions at the date of such termination of Employee’s employment shall be forfeited to the Company immediately upon such termination. For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination of employment.

7.           Withholding Taxes. The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. The Committee may require the Employee or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed. In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due, or to become due, from the Company, or any of its Subsidiaries, to or with respect to the Employee an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes, or to retain and withhold a number of shares of the Company’s Common Stock having a market value not less than the amount of such taxes, and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes.  The Employee or any successor in interest is authorized to deliver shares of the Company’s Common Stock in satisfaction of minimum statutorily required tax withholding obligations.

8.           Plan. The Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement, and other provisions).

9.           Construction and Capitalized Terms. This Agreement shall be administered, interpreted, and construed in accordance with the applicable provisions of the Plan. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

10.           Clawback Provision.  The Employee agrees that the Company shall have the right to require the Employee to repay the value of the shares received by the Employee pursuant to this Agreement, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or in accordance with the terms of the any clawback and/or recoupment policy of the Company in effect now or in the future. This Paragraph 10 shall survive the termination of the Employee’s employment for any reason. The foregoing remedy is in addition to, and separate from, any other relief available to the Company due to the Employee’s misconduct or fraud.  Any determination by the Committee with respect to the foregoing shall be final, conclusive, and binding upon the Employee and all persons claiming through the Employee.